Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-1 filed pursuant to Rule 462(b) of the Securities Act of 1933 of the reference to our firm under the caption “Experts” and our report dated July 8, 2016 (except for Note 11, as to which the date is October 19, 2016), with respect to the financial statements of Myovant Sciences Ltd. included in Amendment No. 4 to the Registration Statement on Form S-1 (File No. 333-213891) and related Prospectus of Myovant Sciences Ltd. for the registration of its common shares.

/s/ Ernst & Young LLP

Metro Park, New Jersey

October 26, 2016